Exhibit  3.03

                                STATE OF DELAWARE
                          CERTIFICATE of AMENDMENT of
                          CERTIFICATE of INCORPORATION
                                       of
                              LENZ PRODUCTS, INC.,
                             A Delaware Corporation

     Lenz Products, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Lenz Products, Inc. resolutions were adopted setting forth proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and acknowledging that said amendments were adopted and approved by a Consent of the Majority in interest of the shareholders of said corporation pursuant to Section 228 of the General Corporation Law of the State of Delaware. The resolution setting forth the proposed amendments is as follows:

     SECOND: That the Certificate of Incorporation of the Corporation be amended to provide the following: The name of the corporation be changed to Canadian Rockport Homes International, Inc.; the amount of the total authorized capital stock of the corporation be changed to 100,000,000; and, the number of authorized shares be increased to 100,000,000, all of which shall have a par value of $0.001 per share.

     THIRD:   That  a  majority  in  interest  of  the  stockholders  of  said corporation executed a Consent under Section 228 of the General Corporation Law of the State of Delaware which adopted, approved, and voted in favor of the above amendment by the necessary number of shares as required by statute.

     FOURTH:   That  said  amendment  was  duly  adopted  in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Lenz Products, Inc., has caused this Certificate to be signed by Nelson Riis, its President, who was authorized to make this Certificate, this ___ day of January, 2001.


                          /s/  Nelson Riis
                          ----------------------
                          Nelson Riis, President


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